UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 22, 2008 (April 16, 2008)
FRANKLIN BANK CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-505I8 (Commission File Number)	11-3626383 (I.R.S. Employer Identification No.)

9800 Richmond Avenue, Suite 680	Houston, Texas 77042

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (713) 339-8900
Not applicable.

(Former name or former address, if changed since last report.)
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 — Securities and Trading Markets
     Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     As previously disclosed, on March 20, 2008, Franklin Bank Corp. (the “Company”) received a notice (the “Notice”) from the staff of The American Stock Exchange (“AMEX”) indicating that the Company was not in compliance with Sections 134 and 1101 of the AMEX Company Guide as a result of the Company’s failure to file its Annual Report on Form 10-K for the year ended December 31, 2007 (“Form 10-K”) on a timely basis. On April 3, 2008, the Company submitted a plan to AMEX to bring the Company into compliance with the AMEX Company Guide as required by the Notice (the “Plan”). On April 16, 2008, the Company received a letter from AMEX stating that AMEX has approved the Plan (the “AMEX Letter”).
     Subject to the Company complying with and making progress under the Plan, AMEX has granted the Company an extension until June 30, 2008 to file the Form 10-K. In addition, because the delay in filing the Company’s Annual Report on Form 10-K is expected to delay filing of the Quarterly Report on Form 10-Q for the period ending March 31, 2008, AMEX has granted the Company an extension until July 31, 2008 to file its Quarterly Report on Form 10-Q for such period, subject to the same conditions. The staff of AMEX will review the Company periodically for compliance with the Plan. Provided that the Company complies with the Plan and makes progress under it, AMEX will continue to list the Company’s Series A Non-Cumulative Perpetual Preferred Stock pursuant to such extension until July 31, 2008.
     The Company issued a press release disclosing the foregoing on April 22, 2008, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

	99.1	Press Release of Franklin Bank Corp., dated April 22, 2008.

S I G N A T U R E
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN BANK CORP.
Dated: April 22, 2008
	By:	/s/ Russell McCann
Russell McCann
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated April 22, 2008